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ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2010 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, March 3, 2011 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its program highlights and financial results for the fourth quarter and year ended December 31, 2010.

“As we begin 2011, we believe Anadys is well-positioned to create value in the evolving HCV landscape,” said Steve Worland, Ph.D., President and CEO of Anadys. “Last year, we demonstrated important safety and efficacy parameters for ANA598 in combination with current treatment over twelve weeks. We look to extend these results with the recently initiated Phase IIb study which should set the stage for Phase III development. Additionally, we plan to advance ANA773, our oral interferon inducer being developed as a pan-genotypic agent for HCV.”

Development Program Highlights

ANA598

•	Phase IIb Study Underway – Dosing has begun in the Phase IIb study of ANA598 in combination with pegylated interferon and ribavirin (SOC) for the treatment of chronic hepatitis C (HCV). ANA598, the Company’s direct-acting antiviral (DAA), is being tested in both treatment-naïve patients and patients who failed a prior course of therapy with interferon and ribavirin. Approximately 275 patients are expected to be enrolled in the study. The primary endpoint of the study is Sustained Virological Response 24 weeks after patients complete treatment, known as SVR24.

•	2011 Milestones – The Company expects to receive Week 8 antiviral response data for treatment-naïve patients by the end of the second quarter of 2011, Week 12 antiviral response data for treatment-experienced patients in the third quarter of 2011 and Week 24 antiviral response data for both groups in the fourth quarter of 2011.

ANA773

•	Planned Phase IIa Study – In late 2010 the Company announced plans to resume development of ANA773 in HCV as a complement to DAAs in potential all oral regimens. The next planned study is a 28-day study of ANA773, in combination with ribavirin in the first cohorts and as triple therapy in combination with ribavirin and a DAA in subsequent cohorts. Anadys intends to conduct this Phase IIa study of ANA773 in Europe and expects that up to approximately 75 patients will participate in the trial, inclusive of the DAA cohorts. ANA773 is the Company’s oral, small-molecule inducer of endogenous interferons that acts via the TLR7 pathway.

•	2011 Anticipated Milestones – Anadys intends to commence the ANA773 28-day study during the second quarter of 2011 and expects to receive 4 week viral load data for ANA773 plus ribavirin in the fourth quarter of 2011.

Financial Results and Highlights

As of December 31, 2010, Anadys’ cash, cash equivalents and securities available-for-sale totaled $38.0 million compared to $20.5 million as of December 31, 2009. The increase in cash, cash equivalents and securities available-for-sale reflects the receipt of net proceeds of $34.7 million from the Company’s completed equity financings in June and October of 2010, partially offset by the Company’s cash utilization during the year to fund operations.

Total operating expenses were $4.5 million for the fourth quarter of 2010, compared to $5.6 million for the fourth quarter of 2009. Included as a component of operating expenses were non-cash, share-based expenses of $0.3 million and $0.4 million for the fourth quarter of 2010 and 2009, respectively.

Research and development expenses were $2.8 million for the fourth quarter of 2010, compared to $4.0 million for the fourth quarter of 2009.  Included as an offset to research and development expenses in the fourth quarter of 2010 is a $0.5 million grant Anadys was awarded under the U.S. government’s Qualifying Therapeutic Discovery Project program. The remaining decrease was primarily attributable to a $0.5 million decrease in ANA598 development costs and a $0.4 million decrease in ANA773 development costs.

General and administrative expenses were $1.7 million for the fourth quarter of 2010, compared to $1.6 million for the fourth quarter of 2009. The general and administrative expenses were relatively consistent for the fourth quarter of 2010 when compared to the fourth quarter of 2009.

Anadys’ net loss was $2.4 million for the fourth quarter of 2010, compared to a net loss of $4.3 million for the fourth quarter of 2009.  Included in the net loss for the fourth quarter of 2010 is a $2.0 million gain resulting from a decrease in the Company’s common stock warrant liability from September 30, 2010 to December 31, 2010. The liability is associated with warrants that were issued in connection with our “registered direct” offering in June 2009. Basic and diluted net loss per common share was $0.04 in the fourth quarter of 2010, compared to $0.11 in the fourth quarter of 2009.

For the twelve months ended December 31, 2010, Anadys reported a net loss of $16.3 million, compared to $27.3 million for the twelve months ended December 31, 2009. Basic and diluted net loss per common share was $0.38 and $0.81 for the twelve months ended December 31, 2010 and 2009, respectively.

2010 Data Presentations

•	AASLD 2010, Oral Presentation – results through 12 weeks from a Phase IIa study of ANA598 were reported. ANA598 added to SOC accelerated the rate of viral clearance, with comparable response at ANA598 doses of 200 mg bid and 400 mg bid. ANA598 also showed an excellent resistance profile and safety profile through 12 weeks of dosing in the study, with reported adverse events being typical for patients treated with interferon and ribavirin alone, although conclusions regarding safety cannot be made until results in more patients over longer duration are known. Positive preliminary SVR data were also presented.

•	AASLD 2010, IL28B Poster – data showed that the addition of ANA598 to SOC has the potential to confer beneficial effect on HCV patients regardless of IL-28B genotype.

•	EASL 2010 and ICAR 2010, Preclinical Posters – presented data showing enhanced antiviral activity and suppression of resistance when ANA598 is combined in vitro with other anti-HCV agents that act through diverse mechanisms, including protease inhibition, polymerase inhibition (both nucleoside and non-nucleoside inhibitors) and cyclophilin inhibition (a host target).

Conference Call Webcast

Anadys will host a conference call at 5:00 pm Eastern Standard Time today to discuss its fourth quarter and year-end 2010 financial results and highlights. A live webcast of the call, including accompanying slides, will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 62030425. The webcast and telephone replay will be available through March 17, 2011.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended		Twelve Months Ended December 31,
	December 31,
	2010	2009	2010	2009
Operating expenses
Research and development	$2,753	$3,948	$12,026	$19,494
General and administrative	1,727	1,632	6,478	8,243

Total operating expenses (1)	4,480	5,580	18,504	27,737
Interest income and other, net	25	44	139	610
Gain (loss) from valuation of common stock warrant	2,029	1,279	2,016	(151)
liability

Total other income, net	2,054	1,323	2,155	459
Net loss (1)	$(2,426)	$(4,257)	$(16,349)	$(27,278)

Net loss per share, basic and diluted (1)	$(0.04)	$(0.11)	$(0.38)	$(0.81)

Share used in calculating net loss per share,
basic and diluted	54,254	37,326	43,570	33,775

(1) Includes non-cash share-based expenses of $322 and $384 for the three months ended December 31, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $82 and $240, respectively, of non-cash share-based expenses for the three months ended December 31, 2010. Includes non-cash share-based expenses of $1,779 and $2,715 for the twelve months ended December 31, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $725 and $1,054, respectively, of non-cash share-based expenses for the twelve months ended December 31, 2010.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$37,984	$20,490
available-for-sale
Other current assets	1,319	559
Noncurrent assets	234	686

Total assets	$39,537	$21,735

Liabilities and Stockholders’ Equity
Current liabilities	$2,970	$3,383
Common stock warrant liability	1,881	3,897
Other long-term liabilities	13	26
Stockholders’ equity	34,673	14,429

Total liabilities and stockholders’ equity	$39,537	$21,735

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. Anadys is conducting a Phase IIb study of ANA598, the Company’s DAA, added to current standard of care for the treatment of hepatitis C. The Company is also preparing to resume clinical development of ANA773, the Company’s oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to (i) the belief that Anadys is well-positioned to create value in the evolving HCV landscape; (ii) Anadys’ objective to extend the favorable results seen last year when ANA598 was dosed over 12 weeks with the recently initiated Phase IIb study; (iii) the belief that the ANA598 Phase IIb study should set the stage for Phase III development; (iv) the ability for patients to achieve SVR24 in the ANA598 Phase IIb study; (v) the timing, occurrence and outcome of expected milestone events; and (vi) the plans and expected trial design for advancing ANA773 in development for HCV.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical and early clinical studies may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in ongoing or future clinical trials or will receive regulatory approval.   In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-Q for the quarter ended September 30, 2010.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com